COMMERCIAL LEASE AGREEMENT

THIS COMMERCIAL LEASE AGREEMENT (hereinafter called the "Lease") is made this 17 day of June, 2008 by and between Pierpont Slater Properties, which has as its address 5828 Old Bethlehem Pike, Center Valley, PA 18034, or its assignee or nominee (the "Lessor")

AND

EMBASSY BANK FOR THE LEHIGH VALLEY, a Pennsylvania financial institution, which has as its address 100 Gateway Drive, Suite 100, Bethlehem, Pennsylvania 18017 (the "Lessee").

1.           IMPROVED LEASED PREMISES. In consideration of the rents, covenants and agreements set forth herein, and subject to the terms and conditions of this Lease, Lessor hereby leases to Lessee those certain premises located at Route 378 & Colesville Road, Lower Saucon Township, Northampton County, PA (the "Improved Lease Premises"). A description of said Improved Lease Premises is attached hereto as Exhibit "A".

  (a)   Lessee's obligations under this Lease are conditioned upon the approval of this Lease and the location of such bank branch by the Pennsylvania Department of Banking and the FDIC for which Lessee shall diligently and in good faith apply immediately following the execution of this Lease by the parties hereto. In the event such approvals are not obtained within 180 days of the date of this Lease, this Lease shall be null and void and all payments, if any, made by Lessee to Lessor shall be refunded to Lessee without offset.

2.           TERM.

  (a)   The term of this Lease for the Improved Leased Premises shall be Ten (10) years commencing on the date Lessor has substantially completed the improvements in accordance with Lessor's Work attached hereto as Exhibit "B" and a certificate of occupancy is issued by the applicable municipal authority (the "Commencement Date").

  (b)  Lessee shall have the option to extend the Term of this Lease for four successive five (5) year terms (each, a "Renewal Term"), on the same terms and conditions set forth herein, provided that the rental during the original Term for each Renewal Term, commencing upon the fifth anniversary of the Commencement Date (i.e. the sixth year of the lease Term) shall increase at the rate of two and seventy five hundredths percent ( 2.75%) per year and as provided in Section 4 hereof. Lessee may exercise its right to renew the Lease Term by providing Lessor with written notice of its option to renew the Lease not less than nine (9)  months prior to the expiration of the then current Term or Renewal Term.

  (c)   Notwithstanding anything to the contrary contained herein, the term of  this lease shall be such term that enables Lessee to report and account for this lease as an operating lease, as that term is generally defined for accounting purposes. In the event the term set forth above does not permit such classification, or requires Lessee to report and account for this lease as a capital lease, the parties shall negotiate in good faith as to a revised term. If the parties are unable to agree on the same, this lease shall be null and void and all payments, if any, made by Lessee to Lessor shall be refunded to Lessee without offset, excepting those Lease payments made based upon Lessee's actual occupancy of the Premises.

3.           USE. Lessee shall use the Improved Leased Premises as an Embassy Bank or any successor bank or, with Lessor's prior written consent, for any other lawful purpose permitted under zoning and other applicable laws, ordinances, and regulations.

4.           RENT.

  (a)   During the first year of the Term, Lessee shall pay to Lessor as minimum annual rent the sum of One Hundred Sixty Two Thousand Nine Hundred Dollars ($162,900.00), payable in equal monthly installments of Thirteen Thousand Five Hundred Seventy Five Dollars ($13,575.00) each. Thereafter, commencing upon the fourth anniversary of the Commencement Date, for each Lease year during the Term and any Renewal Term, minimum annual rent shall equal the minimum annual rent payable in the immediately preceding Lease year, multiplied by two and seventy five hundredths percent (2.75%) (e.g., the prior year's rental plus an increase of 2.75%). Such minimum annual rent shall be payable in advance, in equal monthly installments on the first day of each calendar month during the term hereof, without demand, offset or deduction, and shall be payable in lawful money of the United States of America.

  (b)   This Lease is intended to be a "triple net" lease. Accordingly, Lessee agrees to pay as additional rent, all charges for utilities, taxes, assessments and other governmental charges with respect to the Improved Leased Premises and as may be further provided in this Lease. It is the parties' intent that Lessee shall pay all such charges directly. In the event Lessor shall receive any such charges, Lessor shall bill Lessee for any such charges and Lessee shall promptly pay Lessor for such charges upon invoice. In the event of nonpayment of additional rent, Lessor shall have, in addition to all other rights and remedies, all the rights and remedies provided for herein or by law in the case of nonpayment of the minimum rent.

  (c)   For all purposes under this Lease, rent shall mean both minimum and additional rent. Rent shall be delivered to Lessor at Lessor's address as set forth above, or at such other place or to such other person as Lessor may designate in writing from time to time.

  (d)   Any and all rent payments payable under this Lease Agreement shall be paid to Lessor at an account or accounts maintained at Embassy Bank For The Lehigh Valley.

  (e)   Lessor shall provide Lessee with a LESSEE improvement allowance of One Hundred and Fifty Thousand Dollars ($150,000.00) for use exclusively for LESSEE fit out of the Premises.

5.           ALTERATIONS AND IMPROVEMENTS.

  (a)   Lessee shall not make or cause to be made any alterations, additions or improvements to the Improved Leased Premises without the prior written consent of Lessor. All alterations, additions or improvements approved by Lessor shall be made solely at Lessee's expense by a contractor approved by Lessor, shall be made in a good and workmanlike manner and shall be performed in compliance with all laws, ordinances and requirements of any and all Federal, State, Municipal and/or other authorities, the Board of Fire Underwriters and any mortgages to which the Improved Leased Premises is subject. Any alteration, addition or improvement made by Lessee under this Section 5, and any fixtures installed as a part thereof, shall, at Lessor's option, become the property of Lessor upon the expiration or other termination of this Lease. Lessor shall have the right, however, to require Lessee to remove such fixtures at Lessee's cost upon such termination of this Lease, and Lessee shall promptly remove the same and repair any damage to the Improved Leased Premises caused by such removal.

  (b)   In the event of a lien or claim of any kind, arising out of the exercise of the rights set forth hereunder by Lessee, its agents, employees, contractors, subcontractors, and materialmen, being filed against the interest of Lessor, any mortgagee and/or against the Improved Leased Premises, Lessee covenants and agrees that at its expense it will within thirty (30) days after written notice from Lessor, cause the Improved Leased Premises and any such interest therein to be released from the legal effect of such lien or claim, either by payment or by posting of bond or by the payment into court of the amount necessary to relieve and release the Improved Leased Premises or the interest from such claim or in any manner satisfactory to Lessor and any mortgagee. If Lessee desires to contest the validity of any lien or claim, Lessee may do so upon Lessor's prior written consent, provided Lessee sustains the cost of such contest, and Lessee remains liable to pay or discharge any lien or claim deemed to be due or payable. Lessee hereby indemnifies and holds Lessor harmless against any and all liability, loss or damage sustained by Lessor by reason of such contest, unless such contest arises from any negligent or intentional act or omission of Lessor.

6.           UTILITIES. Lessee shall pay, when the same shall become due, all charges for utilities consumed by it on the Improved Leased Premises including without limitation electricity, heat and telephone, and any other utilities, as well as water and sewer charges, provided such utilities shall be separately metered as to the Improved Leased Premises. In the event any such utilities shall not be separately metered, but rather shared with another LESSEE or with Lessor, the parties hereto shall provide for a mechanism of equitably allocating the cost of such utility(s). Lessor shall not be required to furnish to Lessee any utility, janitorial or other service of any kind whatsoever during the Term of this Lease. Notwithstanding the preceding, Lessor shall be responsible for all costs, including parts, labor and municipal assessments, related to the Leased Premises' "tie in" or "hook up" to the public sewer system.

7.           MAINTENANCE AND REPAIRS. Lessor has made no representations concerning the condition of the Improved Leased Premises other than that the improvements will be completed in accordance with the agreement between the parties as referred to in Exhibit B hereof. Lessee shall maintain and be responsible for maintaining and repairing all portions of the Improved Leased Premises. Lessee, at its sole cost and expense, shall take good care of the Improved Leased Premises and will maintain the same in good order and condition, ordinary wear and tear excepted, and make all necessary repairs thereto, interior as well as exterior, including and without limiting the generality of the foregoing, roof and structural members, including walls, unless such repairs or maintenance shall be caused by the negligence or willful misconduct of Lessor, either in connection with the construction thereof or by any act or omission subsequent to such construction. Lessee shall be responsible for the routine regular cleaning of the Improved Leased Premises, and shall keep all portions of the Improved Leased Premises in a clean and orderly condition, free of unlawful obstruction, and shall not permit or cause any damage, waste or injury to the building or other improvements on the Improved Leased Premises.

8.           REFUSE REMOVAL. Lessee shall provide for its own garbage, rubbish and refuse disposal and agrees to keep the Improved Leased Premises free and clear of debris. Lessee agrees to keep all rubbish, garbage and refuse in covered containers within the Improved Leased Premises (or at such other location identified by Lessor) and to have the same removed regularly.

9.           COMPLIANCE. With regard to its use of the Improved Leased Premises, Lessee shall, at its own expense, comply with all laws, rules, orders, regulations, and requirements of all Federal, State, and municipal governments, courts, departments, commissions, boards, and officers having jurisdiction over the Improved Leased Premises, the lawful orders, rules, and regulations of the Board of Fire Underwriters having jurisdiction over the Improved Leased Premises, any mortgages to which the Improved Leased Premises is subject, and any rules and regulations of Lessor. Lessee shall have the right to contest by appropriate legal proceedings, diligently pursued, without cost or expense to Lessor, the validity of any governmental law, rule, order, regulation or requirement. Lessee hereby indemnifies and holds Lessor harmless against any and all liability, loss, or damage sustained by Lessor by reason of such contest. Notwithstanding any of the foregoing, Lessee shall promptly comply with any such law, rule, order, regulation or requirement if at any time the Improved Leased Premises or any part thereof shall then be immediately subject to forfeiture or Lessee shall be subject to criminal liability for non-compliance therewith.

10.         TAXES. Lessee shall pay as and when the same shall become due all real property taxes, assessments and other governmental charges assessed against the Improved Leased Premises during the Term of this Lease. Lessee shall have the right to contest by appropriate legal proceedings, diligently pursued, without cost or expense to Lessor, the validity of any such tax, assessment or other governmental charge. Lessee hereby indemnifies Lessor against any and all liability, loss or damage sustained by Lessor by reason of such contest. Notwithstanding any of the foregoing, Lessee shall promptly pay any such tax, assessment or other government charge if at any time the Improved Leased Premises or any part thereof shall then be immediately subject to forfeiture or Lessee shall be subject to any criminal liability for nonpayment thereof.

11.         SURRENDER OF IMPROVED LEASED PREMISES. Lessee covenants that upon the termination or expiration of this Lease or any renewal thereof, Lessee shall surrender the Improved Leased Premises in good order and condition and shall surrender all keys to the Improved Leased Premises to Lessor at the place then fixed for the payment of rent. This covenant shall survive termination of this Lease.

12.         RIGHT OF ENTRY. Upon prior notice and in the presence of an authorized representative of Lessee (whom Lessee agrees to provide upon such notice received from Lessor), Lessor and/or its agents shall have the right to enter upon and inspect the Improved Leased Premises at all reasonable times and to exhibit the Improved Leased Premises to prospective purchasers and prospective LESSEEs (but in this case, only during the last six (6) months of the term of this Lease). Lessor shall be permitted to affix a "To Let" or "For Sale" sign on the Improved Leased Premises during the last ninety (90) days of the term of this Lease in such place as shall not interfere with the business then being conducted at the Improved Leased Premises. Lessor acknowledges that Lessee shall operate the Improved Leased Premises as a bank, and therefore any inspection or entry upon the Improved Leased Premises shall only occur if all appropriate security measures shall be complied with.

13.         SIGNS. Lessee shall have the right to Install and maintain on the Improved Leased Premises such signs and advertising matter as Lessee may reasonably desire, subject to the prior consent of Lessor. Lessee shall comply with any laws or ordinances with respect to such signs or advertising, and shall obtain any necessary permits. Lessee agrees to maintain such signs or advertising in good condition, and to repair any damage which may be caused by erection, maintenance, repair or removal of such signs or advertising.

14.         LIABILITY AND OTHER INSURANCE. Lessee shall, during the entire term hereof, keep in fall force and effect policies of comprehensive liability and property damage insurance, with respect to the Improved Leased Premises and the business operated by Lessee in and upon the Improved Leased Premises, in which the limits of bodily injury liability and property damage liability shall be mutually agreed upon. The policy (or policies) shall name Lessor, and any persons, firms, or corporations designated by Lessor, mortgagees, if any, and Lessee as insured and shall contain a clause that the insurer will not cancel or modify the insurance without first giving the named parties thirty (30) days prior written notice. Copies of the policy or certificates of accord or insurance shall be delivered to Lessor upon the Commencement Date. If Lessee shall not comply with its covenants made in this section, Lessor may, at its option, cause insurance as aforesaid to be issued and in such event, Lessee agrees to pay the premium for such insurance promptly upon Lessor's demand as additional rent.

15.         WAIVER OF SUBROGATION. Neither Lessee nor anyone claiming by, through, under or on behalf of Lessee, shall have any claim, right of action, or right of subrogation against Lessor for or based upon any loss or damage caused by any casualty, including but not limited to fire or explosion, relating to the Improved Leased Premises or property therein. Notwithstanding the preceding, such waiver of subrogation shall not be self-operative, but rather shall only be effective upon the application by Lessee and the issuance of an appropriate endorsement to Lessee's insurance policy(s).

16.         INDEMNITY. Lessee hereby agrees to indemnify, hold harmless and defend, at its own expense, Lessor from and against any and all claims, actions, damages, liability, judgments and expenses, including without limitation reasonable attorneys' fees, which may be imposed upon or incurred by or asserted against Lessor or Lessor's interest in the Improved Leased Premises, by reason of any loss of life, personal injury or claim of injury, or damage to property or claim of damage to property in or about the Improved Leased Premises, howsoever caused, arising out of or relating to the occupancy or use by Lessee, its employees, agents or invitees, of the Improved Leased Premises, including without limitation the streets, alleys, sidewalks or parking areas, and including without limitation any environmental liability, unless such claims, damages, liability, judgments and expenses are caused by the negligence or willful misconduct of Lessor. In addition, Lessee shall indemnify, defend and hold Lessor harmless from and against any and all expenses incurred by Lessor arising out of or relating to Lessee's failure to pay or perform its obligations under this Lease.

17.         CASUALTY. In the event that the Improved Leased Premises, or any portion thereof, are damaged or destroyed by any cause whatsoever, Lessee shall commence such restoration as soon as possible after such occurrence, but in no event later than ninety (90) days thereafter, and shall diligently pursue such repair or restoration to completion, with a contractor approved by Lessor. Rent shall be equitably abated based on the area of the Improved Leased Premises rendered untenantable, if any, during the period of such untenantability. Notwithstanding the foregoing, if destruction of more than forty percent (40%) of the Improvements on the Improved Leased Premises occurs at any point in the last three (3) years of the then-current Term of the Lease or if any destruction of more than ten percent (10%) of the improvements on the Improved Leased Premises occurs in the last year of the then current Term of the Lease, then Lessee shall have the right to terminate the Lease.

18.         EMINENT DOMAIN. If the entire Improved Leased Premises shall be taken by reason of condemnation or under eminent domain proceedings, Lessee may terminate this Lease as of the date when possession of the Improved Leased Premises is so taken by the condemning entity. If a portion of the Improved Leased Premises, including without limitation the building, site improvements, parking or access, shall be taken under eminent domain or by reason of condemnation to such an extent that the taking materially adversely affects Lessee's use of the Improved Leased Premises, Lessee shall have the option to terminate this Lease by written notice to Lessor within forty-five (45) days of such taking. If this Lease is not so terminated, Lessee may at its sole cost and expense, and with a contractor acceptable to Lessor, restore the remaining portions of the Improved Leased Premises as Lessee deems necessary or appropriate (subject to applicable law). In such event, rent shall be equitably adjusted commensurate with the partial taking. For purposes of this Section 18, (i) a partial taking shall be deemed to include loss or impairment of access to and from the Improved Leased Premises and (ii) grants or conveyances made in lieu or in anticipation of or under threat of a taking or condemnation shall be deemed a taking. Both parties shall pursue their own damage awards with respect to any such taking, provided however that Lessee shall be entitled to, and nothing herein shall prevent Lessee from seeking, an award for taking of or damage to Lessee's trade fixtures and any award for Lessee's moving expenses, so long as said awards do not diminish the award to which Lessor is entitled.

19.         DEFAULT. The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder:

  (a)   Lessee shall fail to pay in full when due, any installment of rent or any other sum payable by Lessee hereunder, and such failure shall continue for a period often (10) days;

  (b)   Lessee shall fail to perform or observe (or cause or permit any such failure) any other covenant, term, condition, agreement or obligation to be performed or observed by Lessee under this Lease, and such failure shall continue for twenty (20) days after written notice thereof from Lessor to Lessee; provided however that a failure as described in this Section 19(b) shall not constitute a default if it is curable but cannot with reasonable diligence be cured by Lessee within a period of twenty (20) days, so long as Lessee promptly commences cure and proceeds to cure the failure with reasonable diligence and in good faith.

  (c)   The insolvency of Lessee, as evidenced by (i) the adjudication of Lessee as a bankrupt or insolvent; (ii) the filing of a petition seeking reorganization of Lessee or an arrangement with creditors, or any other petition seeking protection of any bankruptcy or insolvency law; (iii) the filing of a petition seeking the appointment of a receiver, trustee or liquidator of Lessee or of all or any part of Lessee's assets or property; (iv) an assignment by Lessee for the benefit of creditors; or (v) the levy against any portion of Lessee's assets or property by any sheriff or other officer.

  (d)  Notwithstanding any other provisions contained in this Lease Agreement, in the event (a) Lessee or its successors or assignees shall become subject to a bankruptcy case pursuant to Title 11 of the U.S. Code or similar proceeding during the term of this Lease or (b) the depository institution then operating the Improved Leased Premises is closed, or it taken over by any depository institution supervisory authority (hereinafter referred to as the "Authority") during the term of this Lease, Lessor may, in either such event, terminate this Lease only with the concurrence of any Receiver or Liquidator appointed by such Authority or pursuant to the appropriate order of the Court with jurisdiction over such case or proceeding, or upon the expiration of the stated term of this Lease as provided herein, provided that in the event this Lease is terminated by the Receiver or Liquidator, the maximum claim of Lessor for rent, damages or indemnity resulting from the termination, rejection, or abandonment of the unexpired Lease shall by law in no event exceed all accrued and unpaid rent and additional rent to the date of termination.

20.         REMEDIES. Upon the occurrence of any Event of Default, Lessor shall have the following rights and remedies in addition to all other rights and remedies otherwise available at law or in equity:

  (a)   If Lessee shall at any time fail to pay any sum, charge, or imposition or perform any other act on its part to be performed, then Lessor, after ten (10) days written notice to Lessee and without waiving or releasing Lessee from any obligation hereunder, may pay such charge or sum of money or make any other payment or perform any other act on the Lessee's part to be made or performed, and may enter upon the Improved Leased Premises for any such purpose, and take all such action thereon as may be necessary therefor. All sums so paid by Lessor and all costs and expenses incurred by Lessor in connection with the performance of any such act, together with interest thereon at the rate often percent (10%) per annum from the respective dates of Lessor's making of each such payment or incurring of each such cost and expense, shall constitute additional rent payable by Lessee under this Lease and Lessor shall have the same remedies for the collection thereof as in the case of a failure to pay rent.

  (b)   At the option of Lessor and upon written notice to Lessee, this Lease, without waiver of any other rights of Lessor herein, may be terminated and declared void, without any right on the part of Lessee to save forfeiture by payment of any sum due or by performance of any term, covenant, or condition broken and Lessor may re-enter and possess the Improved Leased Premises without demand or notice, with or without process of law, using such reasonable force as may be necessary, without being deemed guilty of trespass, eviction, forcible entry, conversion or becoming liable for any loss or damage which may be occasioned thereby. In such event, Lessor shall be entitled to recover from Lessee all damages incurred by Lessor by reason of Lessee's default including, but not limited to, the cost of recovering possession of the Improved Leased Premises; expenses of reletting, including necessary renovation and alteration of the Improved Leased Premises; reasonable attorneys' fees; rent payment through the balance of the term; or the difference between the rent to be paid by the Lessee pursuant to this Lease and the rent charges collected by Lessor upon reletting;

  (c)   Intentionally deleted.

  (d)   Lessor may retake possession of the Improved Leased Premises without terminating the Lease, in which case this Lease shall continue in effect whether or not Lessee shall have abandoned the Improved Leased Premises. In such event, Lessor shall be entitled to enforce all of Lessor's rights and remedies under this Lease, including the right to recover the rent and any other charges and adjustments as may become due hereunder;

  (e)   At Lessor's option, the entire rent and other charges which would have become due during the balance of the lease term or renewal thereof shall be accelerated and shall at once become due and payable as if by the terms of this Lease it were all payable in advance, without presentment, demand, notice of nonpayment, protest, notice of protest, or other notice, all of which are hereby expressly waived by Lessee;

  (f)   Lessee shall pay Lessor a ten percent (10%) late charge for any rent payment not paid when due.

  (g)   Upon the occurrence of an Event of Default and the exercise by Lessor of any of the remedies set forth above in subsections (b), (d) or (e), Lessor shall use its best efforts to relet the Improved Lease Premises, and shall appropriately credit Lessee for any rents received, after Lessor recovers its reasonable costs incurred by reason of Lessee's breach and Lessor's exercise of its rights hereunder.

21.         CUMULATIVE REMEDIES. Lessor shall have and may exercise ail remedies available to Lessor hereunder and at law and in equity and all such remedies shall be cumulative, concurrent, and nonexclusive. The waiver of or failure to exercise any one or more rights or remedies shall be wholly without prejudice to the exercise and enforcement of any other right or remedy, whether herein expressly provided for or given by law or in equity.

22.         SUBORDINATION AND ATTORNMENT TO LEASEHOLD MORTGAGEE.

  (a)   Lessee agrees that this Lease shall be subordinate to any mortgages that may hereafter be placed upon the Lessor's interest in the Improved Lease Premises and to any and all advances to be made thereunder, and all renewals, replacements, and extensions thereof, without the necessity of any further instrument or act on the part of Lessee. This Lease Agreement is expressly contingent upon Lessor executing, and causing Lessor's mortgagees to execute, a customary subordination and non-disturbance agreement ("SNDA"). Lessor shall also cause any future mortgagee of Lessor to execute a similar SNDA.

  (b)   Lessee shall, in the event any proceedings are brought for the foreclosure of any mortgage made by Lessor covering the Improved Leased Premises, attorn to the purchaser upon any such foreclosure and sale and recognize such purchaser as the Lessor under this Lease.

23.         ESTOPPEL CERTIFICATE. Both parties agree, within fifteen (15) days after the other party's written request, to execute, acknowledge and deliver to the requesting party a written instrument in recordable form certifying (i) whether this Lease is in full force and effect and whether there have been any modifications, supplements, side agreements or amendments and, if so, stating such modifications, supplements, side agreements and amendments; (ii) the date to which rent has been paid; (iii) the amount of any prepaid rent and any credit due Lessee if any; (iv) the Commencement Date and whether any option to renew the Term has been exercised and, if so, the day that Renewal Term expires; (v) whether either party is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default; and (vi) such other matters as Lessor or Lessor's mortgagee, or Lessee or Lessee's leasehold mortgagee may reasonably require. Any such instrument delivered pursuant to this section may be relied upon by Lessor and Lessee, and any mortgagee or permitted assignee of any of them, and any prospective purchaser of the Improved Leased Premises.

24.         MEMORANDUM OF LEASE AND RECORDING. This Lease is expressly contingent upon Lessor and Lessee executing a Memorandum of Lease hereof, in form reasonably satisfactory to each of them, and Lessee may record such Memorandum of Lease in the office of the Recorder of Deeds of and for Northampton County, Pennsylvania.

25.         ASSIGNMENT AND SUBLETTING. Neither Lessee or its successors or permitted assigns shall assign this Lease or any interest therein, sublet the whole or any portion of the Improved Leased Premises or subject its interest in this Lease to any leasehold mortgage without the prior written consent of Lessor. No assignment or sublease shall release Lessee from its obligations to perform the terms, covenants, and conditions of this Lease.

26.         BINDING OBLIGATION. Each and every provision of this Lease shall bind and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

27.         PROHIBITED ACTS. Lessee shall not use or operate any equipment or machinery or in any way use the Improved Leased Premises in a way which is harmful to the Improved Leased Premises. Lessee shall not cause or permit any hazardous substances to be utilized at, on or in the Improved Leased Premises except with the prior written consent of Lessor and in strict compliance with all applicable environmental laws, ordinances, rules and regulations. Lessee shall not do or allow to be done any acts, omissions, or activity which would cause the fire, hazard, or any other insurance now in force or hereinafter to be placed on the Improved Leased Premises or building, or any part thereof, to become void, suspended, or rated as a more hazardous risk than at the date of the execution of this Lease. Furthermore, Lessee shall not be permitted to act or conduct business in any way that is against any applicable law.

28.         LESSOR'S FURTHER AGREEMENTS.

  (a)   Right of First Refusal. In the event Lessor and a third party enter into a written agreement or letter of intent for the sale of the premises, Lessee shall have a right of first refusal whereby Lessee may purchase the premises from Lessor on the same terms and conditions as the third party has offered. Lessee shall exercise said right of first refusal, within thirty (30) days of receiving written notice of the intended third party sale. In the event Lessee fails to exercise such right, Lessor shall be free to sell the premises on the terms disclosed to Lessee. Any such sale shall be under and subject to the terms of this lease.

  (b)   During the Term and any Renewal Term and subject to the conditions hereinafter set forth in (i) and (ii) below, Lessor agrees that it will not sell or lease any real property or interest therein located within five (5) mile(s) of the Improved Leased Premises to another bank which competes with Lessee in the Lehigh Valley, provided however that (i) Lessee is still existing as the same legal entity as on the date of this Lease and has not been sold, merged or acquired, and (ii) Lessee is not in default of any of its obligations under this Lease.

  (c)   Lessor agrees that Lessee may, at its option, declare this Lease void and of no further effect if, prior to the Commencement Date, the billboard signs located on the Property are not removed.

29.         CONSTRUCTION AND INTERPRETATION. This Lease shall be considered as having been made, executed, and delivered in the Commonwealth of Pennsylvania, and all questions regarding its validity, interpretation, or construction shall be construed in accordance with the laws of this Commonwealth. Words contained herein that are gender specific, singular, or plural, shall, if the context permits, be construed to include all genders, and both singular and plural forms.

30.         WAIVER. No waiver by Lessor of any breach by Lessee of any of its obligations, agreements, or covenants hereunder and no failure of Lessor to exercise available remedies allowed upon the occurrence of an Event of Default, shall be a waiver of any subsequent breach of obligations, agreements, or covenants and nor shall it be a waiver by Lessor of its rights or remedies with respect to such or any subsequent Event of Default.

31.         ENTIRE AGREEMENT. This Lease and any exhibits attached hereto and forming a part hereof set forth all of the covenants, promises, agreements, conditions, and understanding between Lessor and Lessee concerning the Improved Leased Premises, and there are no covenants, promises, agreements, conditions, or understandings, either oral or written, between the parties other than as are herein set forth. No subsequent alteration, amendment, 10 change or addition to this Lease shall be binding upon either Lessor or Lessee unless the same is reduced to writing and executed by Lessor and Lessee.

32.         NOTICES. All notices, elections, requests, demands or other communications with respect to this Lease shall be in writing and shall be deemed to have been given when hand delivered, when deposited with a reputable overnight delivery service (such as Federal Express) or when deposited in a postal depository maintained by the United States Postal Service, first class certified mail, postage prepaid to Lessor or Lessee at the addresses recited in the Preamble to this Lease, or to such other address as designated in writing by Lessor or Lessee.

33.         PARTIAL INVALIDITY. If any term, covenant, or condition of this Lease or the application thereof to any person, partnership, association, corporation, or other entity, is determined to be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant, or condition to persons, partnerships, associations, corporations or other entities other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant, or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

34.         HEADINGS. Any headings preceding the text of the sections set forth herein are inserted solely for convenience and shall not in any way define, limit, or describe the scope, intent, or meaning of such sections, and such headings shall not constitute a part of this Lease.

35.         QUIET ENJOYMENT. Lessor agrees that Lessee, on payment of the rent and all other charges provided for in this Lease and Lessee's fulfillment of all obligations under the covenants, agreements and conditions of this Lease shall and may (subject to the exceptions, reservations, terms and conditions of this Lease, superior mortgages, and matters of record) peaceably and quietly have, hold and enjoy the Improved Leased Premises for the Term without interference by or from Lessor or any party claiming through or under Lessor.

36.         TIME OF THE ESSENCE. Time is of the essence in the performance by Lessee of its obligations hereunder.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Lease to be executed by persons duly authorized as of the day and year first above written.

LESSOR:
WITNESS:	PIERPONT SLATER PROPERTIES

Cinthia L. Morley	By:	/s/ Andrew F. S. Warner
		Name:	Andrew F. S. Warner
		Title:	President - Partner

LESEE:
ATTEST/WITNESS:	EMBASSY BANK FOR THE LEHIGH VALLEY

Cinthia L. Morley	By:	/s/ David M. Lobach Jr.
		Name:	David M. Lobach Jr.
		Title:	CEO